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                               CALI REALTY CORPORATION
                                  11 COMMERCE DRIVE
                             CRANFORD, NEW JERSEY  07016




                                            May 7, 1997

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  Russell Bates, Esq.

         RE:  WITHDRAWAL OF CALI REALTY CORPORATION
              POST-EFFECTIVE AMENDMENT NO. 1 TO
              REGISTRATION STATEMENT ON FORM S-3 (NO. 333-19101)
              --------------------------------------------------

Ladies and Gentlemen:

    Cali Realty Corporation hereby requests, pursuant to Rule 477 of the Securities Act of 1933 (the "Act"), that the April 18, 1997 filing of Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (No. 333-19101) be withdrawn. The Company has decided that it does not wish to file a registration statement containing a combined prospectus pursuant to Rule 429 of the Act at this time and believes that such withdrawal would be consistent with the public interest and the protection of investors.

                   Very truly yours,

                   CALI REALTY CORPORATION



                   By:    /s/ Roger W. Thomas
                       -------------------------------------------------
                         Name:  Roger W. Thomas
                         Title:    General Counsel